Exhibit 99.1
FOR FURTHER INFORMATION:

AT TOWER FINANCIAL CORPORATION:
FOR INVESTORS:	FOR MEDIA:
Richard R. Sawyer	Michelle M. Gray
Chief Financial Officer	Director of Marketing
260-427-7150	260-427-7100
rick.sawyer@towerbank.net	michelle.gray@towerbank.net

TOWER FINANCIAL CORPORATION DEFERS INDIANAPOLIS DE NOVO BANK PROJECT

FORT WAYNE, INDIANA - June 25, 2007 - Tower Financial Corp. (Nasdaq: TOFC) announced today that it has elected to defer further action on its previously announced Indianapolis de novo bank project.

Don Schenkel, chairman, president and CEO of Tower Financial commented; “We have recently been reevaluating the timing of our entry into the Indianapolis community and have determined not to further pursue finalization of the Indianapolis charter approved by the regulators. This decision is based upon our assessment of a combination of factors, including both current Indianapolis market conditions and other opportunities available to us closer to our home base. This does not, however, rule out Tower’s entry into central Indiana at some future date.”

Mr. Schenkel went on to note that the four-member team that had been employed to staff the Indianapolis loan production office has been hired by Symphony Bank, an existing de novo bank in the Indianapolis market.

“This arrangement presents our Tower team with an excellent opportunity to continue serving the Indianapolis community and we are pleased that they have the opportunity to join Symphony’s growing management team.”

ABOUT THE COMPANY
Headquartered in Fort Wayne, Indiana, Tower Financial Corporation is a financial services holding company for two subsidiaries: Tower Bank & Trust Company, a growing community bank headquartered in Fort Wayne that opened in February 1999; and Tower Trust Company, a state-chartered wealth services firm doing business as Tower Private Advisors. Tower Bank provides a wide variety of financial services to businesses and consumers through its six full-service financial centers in Fort Wayne and a seventh in Angola, and a business development office in Warsaw, Indiana. Tower Financial Corporation's common stock is listed on the NASDAQ Global Market under the symbol "TOFC." For further information, visit Tower's web site at www.TOFC.net.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation and the Bank.

These forward-looking statements are intended to be covered by the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may differ materially from what may be expressed or forecasted in the forward-looking statements. Future factors include changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies, trends in customer behavior and their ability to repay loans; changes in the national and local economy; and other factors, including risk factors described in the Corporation’s Annual Report on Form 10-k and in other filings made by the Corporation from time to time with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov. These are representative of the future factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement. The Corporation undertakes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

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